UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. ____)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

FIRST INTERSTATE BANCSYSTEM, INC.

(Name of Registrant as Specified in its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

EXPLANATORY NOTE
On April 11, 2023, First Interstate BancSystem, Inc., a Montana corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) a definitive Proxy Statement under cover of Schedule 14A (the “Proxy Statement”) in connection with the Company’s upcoming 2023 Annual Meeting of Shareholders (the “Annual Meeting”), which is scheduled to be held on May 24, 2023 at First Interstate Bank Great West Center, 1800 Sixth Avenue North, Billings, Montana 59101. Among the matters to be considered for approval at the Annual Meeting is a Plan of Domestication and Conversion to change the Company’s state of incorporation from Montana to Delaware (the “Plan of Conversion”).
These definitive additional materials are being filed with the Commission and provided to shareholders to stress the importance of voting your shares in connection with the Annual Meeting because of the high voting standard that is required to approve the Plan of Conversion and to inform you that we engaged a proxy advisory firm to assist us with the solicitation of proxies for the Annual Meeting due to this higher voting standard.
PROXY SOLICITOR
We have engaged MacKenzie Partners, Inc., 1407 Broadway, New York, New York 10018 ("MacKenzie") to solicit proxies on our behalf for a fee of $15 thousand, plus reimbursement of customary disbursements. We believe our engagement with MacKenzie is consistent with customary terms and conditions for soliciting proxies. Charges under the engagement may increase if we direct MacKenzie to engage in activities not currently contemplated.
YOUR VOTE IS EXTREMELY IMPORTANT NO MATTER HOW MANY SHARES YOU HOLD
The Company must receive affirmative votes “FOR” the Plan of Conversion from a majority of the total number of shares of the Company’s Class A common stock issued and outstanding on the record date and entitled to vote at the Annual Meeting to approve the proposal. It is therefore critical that your votes be represented at the Annual Meeting to provide the Plan of Conversion with the highest likelihood to be approved at the Annual Meeting. The Plan of Conversion cannot be implemented without a substantial portion of our shares being represented at the Annual Meeting either in person or by proxy.
The Board of Directors continues to recommend that you vote “FOR” the Plan of Conversion.
Information regarding how to vote your shares is available in the Proxy Statement. If you have not already voted, you are urged to vote by proxy as soon as possible over the Internet or otherwise as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, by following the instructions on your proxy card. If you have already voted, you do not need to take any action unless you wish to change your vote.
If you have already voted and would like to revoke your proxy or voting instructions at any time before their use at the Annual Meeting, you may do so by completing and returning a later dated and new proxy card to the Company, by voting again either by Internet or telephone as described in the Proxy Statement, or by voting in person at the Annual Meeting. No matter which voting method you choose, however, you should not vote any single account more than once unless you wish to change your vote. Be sure to submit votes for each separate account in which you may hold Class A common stock.
Only stockholders of record at the close of business on March 24, 2023 or their proxy holders may vote at the Annual Meeting. If you are a beneficial owner and you hold your shares through a broker, please make sure that you instruct your broker how you would like to vote your shares on all of the proposals to be considered at the Annual Meeting, and in particular the Plan of Conversion.
Any questions related to the Annual Meeting or the voting of shares should be directed to our proxy solicitor, MacKenzie, toll-free at (800) 322-2885 or at (212) 929-5500. You may also email proxy@mackenziepartners.com.
Except as provided above, these definitive additional materials do not amend or replace or change any portion of the Proxy Statement. These definitive additional materials should be read in conjunction with the Proxy Statement, including the appendices thereto, which should be read in its entirety. Except as specifically supplemented by the information contained herein, the Proxy Statement continues to be in full force and effect as originally filed with the Commission and provided to shareholders.
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Thank you for your continued support of and interest in First Interstate BancSystem, Inc.